Exhibit 3.2

AMENDMENT NO. 1

TO

AMENDED AND RESTATED BY-LAWS

OF

ETHAN ALLEN INTERIORS INC.

Pursuant to the authority vested in the Board of Directors (the “Board”) of Ethan Allen Interiors Inc. (the “Corporation”), by the Amended and Restated Certificate of Incorporation of the Corporation and Article VI, Section 5 of the Amended and Restated By-Laws of the Corporation (the “By-Laws”), the Board has amended the By-Laws as follows:

1.	Article IV, Section 1 of the By-Laws is hereby amended and restated in its entirety to read as follows:

“Section 1. Principal Officers. The principal officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Chief Financial Officer or Treasurer, a Secretary, and such other officers, which may include a President and one or more Vice Presidents, as may be appointed in accordance with these By-Laws. Any number of offices may be held by the same person. The Secretary and Chief Financial Officer or Treasurer may be the same person, or a Vice President may hold at the same time the office of Secretary, Treasurer, or Controller.”

2.	Article IV, Section 3 of the By-Laws is hereby amended and restated in its entirety to read as follows:

“Section 3. Chairman or Chief Executive Officer. The Board of Directors may appoint such other subordinate officers, committees or agents, as the business of the Corporation may require, including one or more Assistant Treasurers and one or more Assistant Secretaries, each of whom shall hold office for such period, and have such authority and perform such duties as are provided in these By-Laws or as the Chairman or Chief Executive Officer may from time to time determine.”

3.	Article IV, Section 8 of the By-Laws is hereby amended and restated in its entirety to read as follows:

“Section 8. Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall have such powers and perform such duties as are assigned by these By-Laws and such other powers and duties, not inconsistent with these By-Laws, as may from time to time be assigned by the Board of Directors. The Chairman of the Board may, but need not, also serve as the Chief Executive Officer.”

4.	Article IV, Section 9 of the By-Laws is hereby amended and restated in its entirety to read as follows:

“Section 9. Chief Executive Officer. The Chief Executive Officer shall have general supervision of the business and operations of the Corporation, subject to the authority of the Board of Directors, and shall perform all of the duties usually incumbent upon a chief executive officer of a corporation and such other duties, not inconsistent with these By-Laws, as may from time to time be assigned by the Board of Directors.”

5.	Article IV, Section 10 of the By-Laws is hereby amended and restated in its entirety to read as follows:

“Section 10. President; Vice President. The President, if one is appointed, shall have such powers and perform such duties as are assigned by these By-Laws and shall have such other powers and perform such other duties, not inconsistent with these By-Laws, as from time to time may be assigned by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. Each Vice President shall have such powers and perform such duties as are assigned by these By-Laws and shall have such other powers and perform such other duties, not inconsistent with the By-Laws, as from time to time may be assigned by the Board of Directors or the Chairman of the Board.”

6.	The first two sentences of Article IV, Section 15 of the By-Laws are hereby amended and restated in their entirety to read as follows:

“Subject to any agreements, the compensation of the Chairman of the Board, the Chief Executive Officer, the President (if any) and the Chief Financial Officer or Treasurer shall be fixed by the Board of Directors upon the recommendation of the Compensation Committee. The compensation of such other officers as may be appointed in accordance with the provisions of these By-Laws may be fixed by the Chairman of the Board or the Chief Executive Officer in accordance with these By-Laws.”

7.

All provisions of the By-Laws not hereby amended shall remain in full force and effect. This Amendment and the By-Laws shall be read and construed together as a single instrument. To the extent of any inconsistency between the terms contained in the By-Laws and this amendment, the terms of this Amendment shall control. Any reference to any document or agreement to the By-Laws shall include this Amendment and shall refer to the By-Laws as amended by this Amendment.